UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2005

SPANISH BROADCASTING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27823 (Commission File Number )	13-3827791 (IRS Employer Identification No.)

2601 South Bayshore Drive, PH II, Coconut Grove, Florida (Address of principal executive offices)	33133 (Zip Code)

(305) 441-6901

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report )

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On March 30, 2005, Spanish Broadcasting System, Inc. (the “Company”) and Styles Media Group, LLC (“Styles Media Group”) entered into an amendment to the asset purchase agreement, dated as of August 17, 2004. In connection with this amendment, Styles Media Group made an additional $14.0 million deposit on the purchase price and the Company agreed to extend the closing date from March 31, 2005 to the later date of July 31, 2005 or within five days following the grant of a Federal Communication Commission Final Order. A copy of the amendment to the asset purchase agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

     Previously, on August 17, 2004, the Company entered into an asset purchase agreement with Styles Media Group to sell the assets of radio stations KZAB-FM and KZBA-FM (operating as KDAY-FM and KDAI-FM, respectively, pursuant to a time brokerage agreement), serving the Los Angeles, California market, for a cash purchase price of $120.0 million. In connection with this agreement, Styles Media Group made a non-refundable $6.0 million deposit on the purchase price. On February 18, 2005, Styles Media Group exercised its right under the agreement to extend the closing date until March 31, 2005 by releasing the deposit from escrow to the Company.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

	10.1	-	Amendment to Asset purchase Agreement dated March 30, 2005, by and among Styles Media Group, LLC, Spanish Broadcasting Southwest, Inc. and Spanish Broadcasting System, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC.
(Registrant)

April 4, 2005	By:	/s/ Joseph A. García

Joseph A. García
Chief Financial Officer, Executive
Vice President and Secretary

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Exhibit Index

Exhibit No.		Description
10.1	-	Amendment to Asset purchase Agreement dated March 30, 2005, by and among Styles Media Group, LLC, Spanish Broadcasting Southwest, Inc. and Spanish Broadcasting System, Inc.

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